Exhibit 10.1

HISTOGENICS CORPORATION

830 Winter Street

Waltham, MA 02451

January 23, 2019

Dear Don:

This letter (the “Agreement”) is to confirm the agreement between you and Histogenics Corporation (the “Company”) in connection with the termination of your employment with the Company.

1.	Termination Date. Your employment with the Company will terminate on January 23, 2019 (the “Termination Date”).

2.

Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it (the “Release Deadline”). You are advised to consult an attorney of your own choosing before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3.

Salary and Vacation Pay. On the Termination Date, the Company paid you $23,861,59, less all applicable withholdings. This amount represents all of your unpaid salary earned through the Termination Date and all of your accrued but unused vacation time or PTO and unpaid expenses. You acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4.	Severance Pay.

(a)

Pursuant to the terms set forth in your employment offer letter with the Company effective May 16, 2017 (the “Offer Letter”), the Company will continue to pay you an amount equal to your current base salary for a period of 9 months after the Termination Date in accordance with the Company’s standard payroll procedures, starting after the Effective Date. The aggregate amount of these severance payments equals $283,061, less all applicable withholdings. These payments will commence within 30 days of the Release Deadline and, once they commence, they will be retroactive to the Termination Date. If you breach any provision of this Agreement, you understand that no unpaid severance payments will be made; however, in such event this Agreement shall remain in full force and effect.

(b)

Additionally, pursuant to the terms of the Executive Retention Bonus Plan dated October 1, 2018, you will be paid an aggregate of $94,354, less applicable withholdings, within 30 days of the Release Deadline.

Dr. Haut

5.

COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. If you sign and do not revoke this Agreement and elect to continue group health insurance coverage, then the Company will pay the employer portion of the monthly premium under COBRA for you and, if applicable, your dependents until the earliest of (a) 9 months after the Termination Date, (b) the expiration of your continuation coverage under COBRA or (c) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment.

6.

Stock Options. The Company granted you options (the “Options”) to purchase up to 300,000 shares of the Company’s Common Stock on terms and conditions specified in certain Notice of Stock Option Award and Stock Option Agreement (the “Option Agreements”). As of the Termination Date, the Options are vested with respect to 157,500 shares. Pursuant to the terms of the Option Agreements, the Options shall terminate with respect to all unvested shares as of the Termination Date and, unless exercised in accordance with the terms of the Option Agreements prior to such time, the Options shall terminate with respect to all vested shares on the date that is 90 days after the Termination Date. You acknowledge and agree that you have no stock or equity rights of any kind in the Company except as described under this Section 6.

7.

Release of All Claims. In consideration for the severance and COBRA payments described in Paragraphs 4 and 5 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past, present or future subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns, insurers and employee benefit plans and their administrators and fiduciaries with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract (express or implied) or breach of the covenant of good faith and fair dealing, claims of discrimination, harassment retaliation and/or civil rights, claims relating to wages or compensation, claims under M.G.L. c. 149, §§148 and 150 (also known as the Massachusetts Wage Act), claims under Title VII of the Civil Rights Act of 1964, the Massachusetts Fair Employment Practices Act, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

Dr. Haut

8.	Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

9.	No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10.

Other Agreements. At all times in the future, you will remain bound by your Proprietary Information, Inventions and Non-Solicitation Agreement with the Company, a copy of which is attached as Exhibit A. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11.

Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

12.

No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.

13.

Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

14.

Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15.	Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (other than their choice-of-law provisions).

16.

Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Dr. Haut

Please indicate your agreement with the above terms by signing below.

Very truly yours,

HISTOGENICS CORPORATION

By:	/s/ Adam Gridley

Name:	Adam Gridley
Title:	President and Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

Signed:	/s/ Donald Haut	Dated:	January 23, 2019
Donald Haut, Ph.D.

Dr. Haut

EXHIBIT A

PROPRIETARY INFORMATION, INVENTIONS AND

NON-SOLICITATION AGREEMENT